This is a translation into English.

                    LEASE for non-residential premises.

The undersigned have on this day agreed to the following lease terms:


LESSOR                        Tranboclarne 11 KB

LESSEE                        Industri-Matematik AB
                              Organization No. 556102-7680

ADDRESS OF
PREMISES                      Municipality: Stockholm
                              Street address: Stadsgarden 10
                              Block: Tranbodarne 11
                              Floor: 6-11

SIZE AND EXTENT
OF PREMISES                   Office space 9,835 square meters


FURNISHING                    The premises are let without special fittings
                              and fixtures intended for the Lessee's
                              business.

                              On expiry of this Lease and any previous agreement concluded between the Lessee and the Lessor regarding these premises, the Lessee shall, unless otherwise agreed, remove all furnishing belonging to him, and restore the premises to an acceptable condition.

TERM OF LEASE                 From and including 1999-08-01 To and including
                              2004-07-31

NOTICE OF TERMINATION
PROLONGATION                  Notice of termination of this Lease shall be
                              given in writing at least 12 months prior to the expiration date agreed upon.

RENT                          SEK 21,327,500 per year constituting
                              rent exclusive of surcharges marked below

Index Clause                  The rent specified above shall be adjusted in
                              accordance with the index clause appended.

Heating and hot water         Heating shall be arranged as necessary by
                              the Lessor

                              Hot water shall be provided   throughout the year

Electricity                   The Lessee is responsible for his own
                              subscription.

Cleaning of Stairway          Included in the rent

Refuse and Waste Removal      To be arranged and paid for by the Lessee (the
                              Lessor shall, however, provide waste
                              receptacles and requisite space for the
                              collection of refuse and waste.)

Snow clearance and Sanding    Included in the rent.

Property Tax                  Compensation to be paid under a separate
                              agreement.

Unforseen Costs               The following applies to Leases covering more
                              than three years. If, after this Lease has been signed, the property is affected by unforseen costs increases as a result of

                              a) the introduction of, or an increase in, special taxes, fees or surcharges applicable to the property through a decision of Parliament, the Government, the municipal authority or other authority
                              b) general conversion work or other measures affecting the property and not only the premises in question and which the Lessor is obliged to carry out following a decision of Parliament, the Government, the municipal authority or other authority.
                              the Lessee shall compensate the Lessor in an amount corresponding to the premises' share of the annual cost increase affecting the property starting at the time of the cost increase in question.

                              The premises' share is 52.1 per cent.

                              Reference to tax in a) above does not include VAT nor does it include property tax if compensation for this tax is paid under separate agreement stipulated above.

                              Compensation is paid in accordance with the rules for payment or rent.

VALUE ADDED TAX (VAT)         The property-owner/Lessor is liable to VAT for
                              letting the premises. In addition to the rent the Lessee shall on each due date pay the VAT at the rate then applicable.

                              The VAT is to be paid at the same time as the rent and calculated on the rental amount and on any surcharges, and compensation specified in the Lease according to the rules for VAT payment on rent then applicable.

PAYMENT OF RENT               Rent shall be paid in advance, without prior
                              reminder, no later than the last weekday before
                              the beginning of each         calendar quarter

INTEREST REMINDERS            In the case of late rental payment the Lessee
                              shall pay the interest due under The Interest
                              Act, as well as compensation for written reminders as set out in The Act concerning
                              Remuneration for Debt Recovery Costs etc.
                              Compensation for reminders shall be paid in the amount then applicable under The Ordinance concerning Remuneration for Debt Recovery Costs etc.

MAINTENANCE ETC.              The Lessee shall carry out at his expense any
                              necessary maintenance of interior floor, wall and ceiling surfaces and of the fittings and fixtures provided by the Lessor.

                              The Lessee shall not be entitled to a reduction in rent for any obstruction to his use and enjoinment of the premises for the period during which the Lessor carries out customary forms of maintenance on the property or the premises hereby rented. The Lessor shall, however, notify the Lessee in good time about the type and extent of the work as well as of the period during which such work is to be carried out.

                              When the Lease is for a shop or handicraft business that is dependent on a flow of customers, this clause shall apply only if a separate agreement to that effect has been concluded.

                              It shall be the responsibility of the Lessee at his own risk and at his own expense, to take any measures as may be required by an insurance company, a municipal building committee, a municipal environmental protection and public health committee, a fire-fighting authority or any other authority for the premises to be used as intended. The Lessee shall consult with the Lessor before such measures are taken.

                              If the Lessee makes any changes to the premises without required building permit, as a consequence of which the Lessor must pay a building fee or supplementary charge under the provisions of the Planning and Building Act, the Lessee shall pay the Lessor a corresponding amount in compensation.

SIGNS, AWNINGS, WINDOWS,
DOORS ETC.                    The Lessee shall be entitled, having consulted
                              the Lessor, to put up signs customary for the business in question provided he has obtained any permits as may be required by the appropriate authorities and the Lessor has no reasonable grounds for refusal. Upon vacating the premises, the Lessee shall undertake to restore the facade of the building to an acceptable condition.

                              Should more extensive maintenance of the property be required, e.g. renovation of the facade, the Lessee shall at his own expenses and without compensation take down and replace signs, awnings and aerials.

                              The Lessor undertakes not to put up automatic dispensers or display cases on the exterior walls of the premises rented by the Lessee without the permission of the Lessee and hereby grants the Lessee the option of himself installing automatic dispensers and display cases on such walls.

                              The Lessee shall be responsible for any damage due to negligence or malicious intent to display windows, entrance doors and signs.

LOCKS AND THEFT-
PREVENTION DEVICES            The Lessee shall fit the premises with such
                              locks and theft-prevention devices as may be required to ensure the validity of the Lessee's business insurance.

FORCE MAJEURE                 Circumstances beyond the control of the Lessor
                              and which the Lessor could not be expected to foresee, such as war, riot, strike, blockade, fire, explosion or action by a public authority, shall release the Lessor from his obligations under this Lease, provided such obligations cannot be met at all or only at abnormally high cost, and from liability to pay compensation.

SIGNATURE                     This Lease, which may not be registered without
                              special permission, has been drawn up in two identical copies, of which the parties have each taken one copy. Previous agreements between the parties relating to the premises shall lapse as of the date on which this Lease takes effect.

                              Place, date            Place, date

                              /s/                    /s/
                              Lessor                 Lessee